FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Fifth Amendment”) is made and entered into as of April 12, 2010 by and between BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Purchase and Sale Agreement dated effective March 5, 2010 (as amended by that certain First Amendment to Purchase and Sale Agreement dated March 22, 2010, and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated March 24, 2010, and as further amended by that certain Third Amendment to Purchase and Sale Agreement dated March 25, 2010, and as further amended by that certain Fourth Amendment to Purchase and Sale Agreement dated March 26, 2010, the "Agreement"); and

WHEREAS, the Parties now wish to further amend the Agreement on the terms and conditions set forth more fully below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the Parties, Seller and Purchaser agree to amend the Agreement as follows:

1.           Paragraph 5 of the Fourth Amendment to the Purchase and Sale Agreement dated March 26, 2010 is hereby deleted in its entirety and replaced with the following:

Notwithstanding the passage of the Due Diligence Expiration Date, on or before 5:00 p.m. on April 23, 2010, time being of the essence, Purchaser shall have the right to terminate the Agreement on written notice to Seller if, and only if, Purchaser is not satisfied, in its sole and absolute discretion, that the Building is in compliance with applicable zoning laws and regulations.  In the event that Purchaser exercises its right of termination under this Section 5, the Agreement shall terminate and the Earnest Money Deposit shall be delivered to Purchaser, and, thereupon, neither Party shall have any further rights or obligations to the other hereunder except for those obligations which expressly survive termination of the Agreement.

2.           Purchaser and Seller acknowledge and agree that, notwithstanding Section 14(b) of the Agreement, Purchaser shall not be required to submit to Lender (or to First Service Solutions, if so directed by Seller) and Seller all information, filings and other documents required by Lender reasonably and/or customarily necessary for application for the Loan Assumption until the earlier of (i) two (2) Business Days following that date on which Purchaser confirms to Seller, in writing, that Purchaser is satisfied, in its sole and absolute discretion, that the Building is in compliance with applicable zoning laws and regulations, or (ii)April 27, 2010.

3.           Except as modified by this Fifth Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed by Seller and Purchaser.

4.           This Fifth Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the Parties, and all of which shall be construed together as a single instrument.  The Parties executing this Fifth Amendment may sign separate signature pages and it shall not be necessary for all Parties to sign all signature pages, but rather the signature pages may be combined.  Facsimile or .PDF file signatures shall be as binding as original signatures.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, Seller and Purchaser have executed this Fifth Amendment as of April 12, 2010.

SELLER: BRICKMAN DURHAM LLC, a Delaware limited liability company By: Title:

IN WITNESS WHEREOF, Seller and Purchaser have executed this Fifth Amendment as of April 12, 2010.

PURCHASER: HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership By: Hines Global REIT, Inc., its general partner By: Name: Title: